R E L E A S E
FOR IMMEDIATE RELEASE

4716 Old Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Corporation Appoints Patricia A. Rice,
Chief Operating Officer, To Additional Office Of President

     MECHANICSBURG, PENNSYLVANIA — December 14, 2004 — Select Medical Corporation (NYSE: SEM) today announced the appointment of Patricia A. Rice, 57, to the additional post of President effective on January 1, 2005. Mrs. Rice has served as Executive Vice President and Chief Operating Officer of Select since January 2002, and prior to that served as Executive Vice President of Operations since November 1999. She served as Senior Vice President of Select’s Hospital Operations from December 1997 to November 1999. She succeeds Robert A. Ortenzio, who co-founded Select with its Executive Chairman, Rocco A. Ortenzio. Robert A. Ortenzio will continue in the role of Chief Executive Officer of the Company and a member of its Board of Directors.

     Robert Ortenzio commented, “For many years, Pat has had a vital role in Select’s day-to-day operations as well as its growth and development. She has demonstrated successful leadership and has risen to every challenge presented to her. She has tirelessly worked to shape and improve almost every facet of the Company’s operations. In so doing, she has earned the trust and respect of our employees, directors, investors and many others in the medical communities we serve. I am delighted today to announce her promotion to the office of President.”

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 82 long-term acute care hospitals in 25 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 750 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com